Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 23, 2007, except for Note 25(a), as to which the date is May 8, 2007, and Note 25(b), as to which the date is June 1, 2007, (which includes an explanatory paragraph relating to the Company’s adoption effective January 1, 2006 of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”) which appears on page F-1 of the Annual Report on Form 20-F of GigaMedia Limited for the year ended December 31, 2006.
/s/ GHP HORWATH, P.C.
GHP HORWATH, P.C.
Denver, Colorado
January 11, 2008